Exhibit 99.1

NEWS RELEASE ALEX TASSOS & ASSOCIATES CORPORATE & FINANCIAL PUBLIC RELATIONS 17 Stonepointe Dr., Escondido, CA 92025 Contact: Alex Tassos (760-737-7000	For: CHAMPION PARTS, INC. 2005 W. Avenue B Hope, Arkansas 71801 Jerry A. Bragiel, President 870-777-8821

CHAMPION PARTS, INC. REPORTS

CONTINUED PROFITABILITY FOR FIRST QUARTER

HOPE, Ark., May 19, 2004 -- Champion Parts, Inc. (OTC/BB:CREB), last week reported net income for the first quarter ended March 28, 2004 of $335,000, or $0.09 per share, compared to $284,000, or $0.08 per share for the same period in 2003.  Net sales were $5,468,000, compared to $6,196,000 in 2003.

“We are pleased with the progress the company has generated in various aspects of our operations, which has resulted in continued profitability for the quarter,” said Jerry A. Bragiel, president and chief executive officer.

The company continues to diversify its product mix as carburetor net sales dropped from 49.8% to 44.6% in the first quarters of 2003 and 2004, respectively. The executive noted that while carburetor net sales declined, the market remains viable for replacement carburetors for older vehicles, which predominately use carburetors.

The company benefited from higher sales in its traditional markets of heavy duty, agricultural and constant velocity axle automotive product lines.  Although preseason demand for air conditioning products in the first quarter was less than expected, finished goods inventories are at appropriate levels for the anticipated larger second and third quarters, the executive noted.

The company reported that the $250,000 loan obtained from the City of Hope in August 2002, was forgiven, as a result of meeting job expansion incentives.  Additionally, the company said that it is expecting to replace its amended loan facility with a new revolving credit facility and a new term loan on its Hope, Ark. property, with other lenders.  The company has a sale agreement pending on its real estate property in Beech Creek, Pa., and remains in compliance with all covenants in its current loan agreement.  Once the new credit facilities are in place and the real estate sale is completed, the company believes that its borrowing availability, together with the cash flow generated from operations, will be sufficient to meet its working capital needs and plans for growth over the next fiscal year and beyond.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to financing.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

Exhibit 99.1

CHAMPION PARTS, INC.

Consolidated Statement of Income

For the period ended March 28, 2004

	1st Quarter March 28, 2004	1st Quarter March 30, 2003
Net Sales	$5,468,000	$6,196,000
Costs and Expenses: Cost of products sold	4,557,000	5,159,000
Selling, distribution & administrative	680,000	647,000
Total costs and expenses	5,237,000	5,806,000
Operating income	231,000	390,000
Non-operating income/(expense): Interest (expense)	(145,000)	(121,000)
Other non-operating income	254,000	15,000
Total non-operating income/(expense)	109,000	239,000
Income before income taxes	340,000	284,000
Income taxes	5,000	-0-
Net income	$ 335,000	$ 284,000
Weighted Average Common Shares Outstanding at March 28, 2004: Basic	3,655,266	3,655,266
Diluted	3,756,252	3,655,266
Earnings Per Common Share - Basic: Net income per common share - basic	$ 0.09	$ 0.08
Earnings Per Common Share - Diluted: Net income per common share - diluted	$ 0.09	$ 0.08